EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Avanex Corporation pertaining to the 1998 Stock Plan, as amended, the 1999 Employee Stock Purchase Plan, as amended, and the 1999 Director Option Plan, as amended, of our report dated July 31, 2001 (except for Note 14, as to which the date is May 23, 2002), with respect to the consolidated financial statements, as amended, and schedule of Avanex Corporation included in its Annual Report (Form 10-K/A) for the year ended June 30, 2001, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Jose, California
September 12, 2002